Exhibit 99.1

                 COVALENT REPORTS RESULTS FOR THIRD QUARTER 2005

     WAYNE, Pa., Nov. 10 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq:
CVGR) today announced its financial results for the third quarter ended September 30, 2005.

     Our financial, business and strategic accomplishments for the third quarter of 2005 were as follows:

     * An increase in net revenues of $800 thousand, or 45%, compared to the prior year quarter;

     * Strong operating cash flow that increased cash and cash equivalents to $7 million from $3.2 million at December 31, 2004;

     * Continued improvement in balance sheet liquidity with no debt and minimal exposure to capital lease commitments;

     * New business contracts for $6.8 million that resulted from our recent programmatic successes in high profile clinical trials in which we played a significant role;

     *    An increase in backlog of $8 million since December 31, 2004;

     * New business opportunities that have been engendered by our recent accomplishments in the design and management of clinical trials and patient disease registries.

     Net revenue for the third quarter of 2005, excluding reimbursement revenue, increased 45% to $2.7 million as compared to $1.9 million for the comparable prior year period. Net revenue for the three months ended September 30, 2004 was materially impacted by significant increases in the estimated cost to complete for certain legacy studies without a corresponding increase in contract value that had a negative impact on reported revenues. These legacy studies were substantially complete as of the end of 2004.

     Net expenses for the quarter ended September 30, 2005, excluding the reimbursement for out-of-pocket expenses, were $3 million versus $4 million for the comparable prior year period, a decrease of approximately $1 million. This decrease resulted principally from a $1 million reduction in direct expenses associated with decreased personnel costs related to lower clinical trial activity due principally to headcount reductions and decreased use of independent contractors.

     Net revenue for the nine months ended September 30, 2005, excluding reimbursement revenue, was $8.3 million versus $10.9 million for the comparable prior year period. The decrease of $2.6 million in net revenue reflects a decrease in the value and number of clinical trial studies being managed by the Company during the first nine months of 2005 compared to the comparable prior year period when several large legacy projects were winding down their development cycle combined with lower than anticipated new business awards toward the end of 2004 and during 2005.

     Net expenses for the nine months ended September 30, 2005, excluding the reimbursement for out-of-pocket expenses, was $9.2 million versus $15 million for the comparable prior year period, a decrease of $5.8 million. This decrease was principally due to a $5 million reduction in direct expenses due to decreased personnel costs related to lower clinical trial activity, an $800 thousand reduction in SG&A due principally to a $400 thousand decrease in bad debt expense as well as a decline in administrative personnel related to ongoing cost control initiatives.

     Net loss for the third quarter of 2005 was $244 thousand, or ($0.02) per share, compared to a net loss of $1.4 million, or ($0.11) per share, for the comparable prior year period.

     Net loss for the nine months ended September 30, 2005 was $826 thousand, or ($0.06) per share, compared to a net loss of $2.9 million, or ($0.22) per share, for the comparable prior year period.

     Cash and cash equivalents were $7 million as of September 30, 2005 compared with $3.2 million as of December 31, 2004, an increase of $3.8 million. This increase resulted principally from cash provided from operating activities in the amount of $3.9 million that included a one-time income tax refund of $1.1 million.

     The amount of new business contracts for the third quarter that were announced in early October 2005 was $6.8 million. This brought our year-to-date new business awards to $16.6 million. Our backlog was approximately $23 million as of September 30, 2005 compared to approximately $15 million at December 31, 2004, an increase of $8 million. Sequentially, our backlog grew from $20 million at June 30, 2005, an increase of $3 million.

     Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, "Our third quarter financial results improved significantly compared to the third quarter of 2004 with our business providing $3.9 million of positive cash flow from operations. We had another successful third quarter relative to new business signings. As a result, our backlog grew in the third quarter on a sequential basis as well as from the end of 2004. In addition, we are competing for multiple new business contracts which we believe will help us significantly improve our future operating results. We are especially pleased that our programmatic successes over the past year have positioned us to be highly competitive for the new business awards that we are currently seeking. We expect to make additional new business announcements during the fourth quarter of this year."

     Dr. Borow continued, "In the past we have discussed our commitment to growing our revenue base through mergers and acquisitions, new strategic alliances and new business awards. We are actively seeking new business opportunities in order to grow our revenues and leverage our in-house resources to a fuller extent. Our actions are ongoing and our growth in backlog and net revenues along with a return to profitability is our goal. Strategically, our commitment to expand the geographic reach of our Company and our ability to provide additional services to our clients remains our top priority."

     Covalent Group will hold a conference call on Friday, November 11 at 9:00 A.M. ET to discuss third quarter results. To participate in the live call by telephone, please dial (877) 407-4018 from the U.S., or for international callers, please dial (201) 689-8471. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.covalentgroup.com. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software.

     A webcast audio replay will be available on the Company Web site for 31 days through Sunday, December 11, 2005. A telephone audio replay will also be available for 10 days through Monday, November 21, 2005, by dialing (877) 660-6853 from the U.S., or (201) 612-7415 for international callers, and entering account number 3055 and conference ID number 174310 when prompted.

     About Covalent Group

     Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, infectious diseases, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in various regions around the world, Covalent is able to meet the global drug development needs of its clients.

     This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results, financial condition and stock price include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly;
(iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a very competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; and (xi) our backlog may not be indicative of future results and may not generate the revenues expected. Additional information concerning risk factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.

    Investor Relations Contact:  Lawrence R. Hoffman, CPA, Esq.
                                 CFO, Covalent Group, Inc.
                                 (610) 975-9533

    Contact us on-line:  http://www.covalentgroup.com

                              Covalent Group, Inc.
                      Consolidated Condensed Balance Sheets

                                                      September 30,     December 31,
                                                          2005              2004
                                                     --------------    --------------
Assets
Current Assets
    Cash and cash equivalents                        $    6,995,334    $    3,165,986
    Restricted cash                                             687           145,612
    Accounts receivable, less
     allowance of $35,093 and $40,000
     at September 30, 2005 and
     December 31, 2004, respectively                      3,222,929         5,209,950
    Prepaid expenses and other                              309,774           158,287
    Prepaid taxes                                            18,448         1,132,315
    Costs and estimated earnings in
     excess of related billings on
     uncompleted contracts                                  431,360         1,667,947
        Total Current Assets                             10,978,532        11,480,097

Property and Equipment, Net                                 975,369         1,321,139

Other Assets                                                 21,665            21,665

Total Assets                                         $   11,975,566    $   12,822,901

Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                                 $      646,414    $    1,101,788
    Accrued expenses                                        272,783           392,385
    Obligations under capital leases                         25,637            23,709
    Billings in excess of related
     costs and estimated earnings on
     uncompleted contracts                                2,468,509         1,770,275
    Customer advances                                     1,049,247         1,080,469
        Total Current Liabilities                         4,462,590         4,368,626

Long Term Liabilities
    Obligations under capital leases                         43,833            63,309
    Other liabilities                                       494,454           581,710
        Total Long Term Liabilities                         538,287           645,019
Total Liabilities                                         5,000,877         5,013,645

Stockholders' Equity
    Common stock,  $.001 par value
     25,000,000 shares authorized,
     13,501,333 and 13,495,534
     shares issued and outstanding
     respectively                                            13,502            13,496
    Additional paid-in capital                           12,028,457        12,017,822
    Accumulated deficit                                  (4,759,285)       (3,933,377)
    Accumulated other comprehensive
     income                                                 150,989           170,289
       Less:                                              7,433,663         8,268,230
           Treasury stock, at cost,
            152,932 shares                                 (458,974)         (458,974)
        Total Stockholders' Equity                        6,974,689         7,809,256

Total Liabilities and Stockholders'
 Equity                                              $   11,975,566    $   12,822,901

                              Covalent Group, Inc.
                 Consolidated Condensed Statements of Operations

                                         Three months ended                    Nine months ended
                                            September 30,                         September 30,
                                 ----------------------------------    ----------------------------------
                                      2005               2004               2005               2004
                                 ---------------    ---------------    ---------------    ---------------
     Net revenue                 $     2,713,702    $     1,876,406    $     8,255,610    $    10,937,765
     Reimbursement
      revenue                          1,064,923            592,582          2,067,749          4,851,093

Total Revenue                          3,778,625          2,468,988         10,323,359         15,788,858

Operating Expenses
    Direct                             1,884,398          2,853,514          5,672,081         10,531,941
    Reimbursement out-
     of-pocket expenses                1,064,923            592,582          2,067,749          4,851,093
    Selling, general and
     administrative                      997,677          1,004,396          3,096,970          3,874,888
    Depreciation and
     amortization                        122,414            167,287            392,171            601,262

Total Operating Expenses               4,069,412          4,617,779         11,228,971         19,859,184

Loss from Operations                    (290,787)        (2,148,791)          (905,612)        (4,070,326)

     Interest Income                      48,348              3,112             86,709              4,795
     Interest Expense                     (1,924)            (2,552)            (7,006)            (8,036)

Net Interest Income
 (Expense)                                46,424                560             79,703             (3,241)

Loss before Income Taxes                (244,363)        (2,148,231)          (825,909)        (4,073,567)

Income Tax Benefit                             -           (704,917)                 -         (1,210,628)

Net Loss                         $      (244,363)   $    (1,443,314)   $      (825,909)   $    (2,862,939)

Net Loss per Common
 Share
Basic                            $         (0.02)   $         (0.11)   $         (0.06)   $         (0.22)
Diluted                          $         (0.02)   $         (0.11)   $         (0.06)   $         (0.22)

Weighted Average Common
 and Common Equivalent
 Shares Outstanding
Basic                                 13,348,269         13,454,035         13,346,458         13,207,279
Diluted                               13,348,269         13,454,035         13,346,458         13,207,279

                              Covalent Group, Inc.
                 Consolidated Condensed Statements of Cash Flows

                                                Nine Months Ended September 30,
                                                -------------------------------
                                                    2005              2004
                                                -------------    --------------
Operating Activities:

Net loss                                        $    (825,909)   $   (2,862,939)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
 Depreciation and amortization                        392,171           601,262
 Changes in assets and liabilities;
   Restricted cash                                          -          (166,058)
   Accounts receivable                                      -         2,110,896
   Prepaid expenses and other                               -          (106,113)
   Prepaid Taxes                                            -          (527,364)
   Costs and estimated earnings in
    excess of related billings on
    uncompleted contracts                                   -         5,008,855
   Accounts payable                                         -        (1,464,726)
   Accrued expenses                                         -           (83,418)
   Other Liabilities                                        -           (87,255)
   Deferred taxes                                           -           (18,310)
   Billings in excess of related
    costs and estimated earnings on
    uncompleted contracts                                   -            98,622
   Customer advances                                        -        (1,753,143)

Net Cash Provided by Operating
 Activities                                          (433,738)          750,309

Investing Activities:

 Purchases of property and equipment                 (392,171)         (216,841)

Net Cash Used In Investing Activities                (392,171)         (216,841)

Financing Activities:
 Repayments under capital leases                            -           (18,717)
 Proceeds from exercise of stock options                    -           610,145

Net Cash Provided (Used) By Financing
 Activities                                                 -           591,428

Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                            (19,299)           28,197

Net Increase In Cash and Cash
 Equivalents                                         (845,208)        1,153,093

Cash and Cash Equivalents, Beginning
 of Period                                          3,165,986         2,069,687

Cash and Cash Equivalents, End of
 Period                                         $   2,320,778    $    3,222,780


SOURCE  Covalent Group, Inc.
    -0-                             11/10/2005
    /CONTACT: Investor Relations - Lawrence R. Hoffman, CPA, Esq., CFO of Covalent Group, Inc., +1-610-975-9533/
    /Web site:  http://www.covalentgroup.com /
    (CVGR)